Exhibit 23.3

Consent Letter

September 12, 2012

Amira Pure Foods Pvt. Ltd.

54 Prakriti Marg, M G Rd

New Delhi 110030

Kind Attn: Mr. Karan Chanana, Chairman

Dear Sirs,

We refer to your email dated September 11, 2012 seeking our consent to reproduce in Form F1 to be filed by you with US Securities and Exchange Commission, content from the Rice Sector Report (“Material”) prepared by CRISIL Research for you.

We hereby consent to your reproducing the Material and references to CRISIL Research in your Registration Statement in Form F1 (File No. 333-183612) to be filed by you with the US Securities and Exchange Commission and the New York Stock Exchange and as may be applicable for any document during the course of your IPO.

Yours truly,

For CRISIL Ltd.

/s/ Prasad Koparkar

Prasad Koparkar
Senior Director - Research